As filed with the U.S. Securities and Exchange Commission on March 6, 2026
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

CRESCENT ENERGY COMPANY
(Exact name of registrant as specified in its charter)

Delaware	87-1133610
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
600 Travis Street, Suite 7200
Houston, Texas 77002
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

CRESCENT ENERGY COMPANY 2021 EQUITY INCENTIVE PLAN
(Full title of the plan)
Bo Shi
General Counsel
600 Travis Street, Suite 7200
Houston, Texas 77002
(713) 332-7001
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications, including communications sent to agent for service, should be sent to:
Matthew R. Pacey, P.C.
Anthony L. Sanderson
Kirkland & Ellis LLP
609 Main Street
Houston, TX 77002
(713) 836-3600
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE
This Registration Statement on Form S-8 (this “Registration Statement”) is being filed by Crescent Energy Company, a Delaware corporation (the “Registrant”), for the purpose of registering the offer and sale of an additional 1,035,228 shares of Class A common stock, par value $0.0001 per share (the “Stock”), of the Registrant that may be issued under the Crescent Energy Company 2021 Equity Incentive Plan (as amended from time to time, the “Plan”), which consists of (i) the authorized but unused shares that remained available under the Vital Energy, Inc. Omnibus Equity Incentive Plan (the “Vital Plan”) following the completion of the Mergers (as defined herein) and (ii) additional shares of Stock that have or may again become available for delivery with respect to awards under the Plan pursuant to the share counting, share recycling and other terms and conditions of the Plan. The “Mergers” refers to the transactions contemplated by the Agreement and Plan of Merger, dated as of August 24, 2025 (the “Merger Agreement”), by and among the Registrant, Vital Energy, Inc., a Delaware corporation (“Vital”), Venus Merger Sub I Inc., a Delaware corporation and a wholly owned subsidiary of the Registrant (“Merger Sub Inc.”), and Venus Merger Sub II LLC, a Delaware limited liability company (“Merger Sub LLC”), pursuant to which the Registrant acquired Vital in an all-equity transaction through: (i) the merger (the “First Company Merger”) of Merger Sub Inc. with and into Vital, with Vital continuing as the surviving entity (the “Surviving Corporation”) and (ii) immediately following the First Company Merger, the merger of the Surviving Corporation with and into Merger Sub LLC, with Merger Sub LLC continuing as the surviving entity, in each case, as set forth in the Merger Agreement.
The Registrant adopted the Third Amendment to the Plan (the “Third Amendment”), effective on December 15, 2025, to increase the number of shares of Stock available for issuance under the Plan by the authorized but unused shares under the Vital Plan, as adjusted for the Mergers. The Stock consists of shares that are reserved and available for delivery with respect to awards under the Plan and additional shares that have or may again become available for delivery with respect to awards under the Plan pursuant to the share counting, share recycling and other terms and conditions of the Plan.
Pursuant to General Instruction E to Form S-8, the Registrant hereby incorporates by reference into this Registration Statement the contents of the registration statements on Form S-8 previously filed with the U.S. Securities and Exchange Commission (the “Commission”) on November 5, 2024 (File No. 333-283004), which registered the offer and sale of 2,848,006 shares of Stock under the Plan, December 10, 2021 (File No. 333-261604), which registered the offer and sale of 947,483 shares of Stock under the Plan (in addition to registering shares of Stock available under a different equity compensation plan), and November 13, 2023 (File No. 333-275472), which registered the offer and sale of 2,724,921 shares of Stock under the Plan.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
The Registrant will send or give to all participants in the Plan document(s) containing the information required by Part I of Form S-8, as specified in Rule 428(b)(1) promulgated by the Commission under the Securities Act. In accordance with Rule 428, the Registrant has not filed such document(s) with the Commission, but such document(s) (along with the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II hereof) shall constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference
The following documents that the Registrant has filed with the Commission under the Securities Act and the Securities Exchange Act of 1934 (the “Exchange Act”) are incorporated by reference into this Registration Statement:
•The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2025, filed on February 25, 2026;
•The Registrant’s Current Reports on Form 8-K, filed on December 15, 2025, January 2, 2026 and March 2, 2026 (excluding any information “furnished” but not “filed”); and
•The description of Stock contained in the Registrant’s Registration Statement on Form 8-A, filed on December 7, 2021 including any amendments or reports filed for the purpose of updating the description.
In addition, all reports and other documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part thereof from the date of filing of such documents with the Commission. Any statement contained in a document incorporated, or deemed to be incorporated, by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement, or in any other subsequently filed document that also is or is deemed to be incorporated by reference in this Registration Statement, modifies or supersedes such prior statement. Any statement contained in this Registration Statement shall be deemed to be modified or superseded to the extent that a statement contained in a subsequently filed document that is, or is deemed to be incorporated, by reference in this Registration Statement modifies or supersedes such prior statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
No document or information deemed to be furnished and not filed in accordance with the rules of the Commission shall be deemed to be incorporated herein by reference unless such document or information expressly provides to the contrary.
Item 8.     Exhibits.

Exhibit Number	Description
4.1
Amended and Restated Certificate of Incorporation of Crescent Energy Company (incorporated by referenced to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed with the Commission on December 7, 2021).

4.2	Amended & Restated Bylaws of Crescent Energy Company (incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K filed with the Commission on December 7, 2021).
4.3	Crescent Energy Company 2021 Equity Incentive Plan (incorporated by reference to Exhibit 10.6 to the Registrant’s Current Report on Form 8-K filed with the Commission on December 7, 2021).
4.4
First Amendment to the Crescent Energy Company 2021 Equity Incentive Plan (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K, filed with the Commission on May 12, 2023).

4.5
Second Amendment to the Crescent Energy Company 2021 Equity Incentive Plan (incorporated by reference to Exhibit 10.4 to the Registrant’s Quarterly Report on Form 10-Q filed with the Commission on November 4, 2024).

4.6*	Third Amendment to the Crescent Energy Company 2021 Equity Incentive Plan.

5.1*	Opinion of Kirkland & Ellis LLP.
23.1*	Consent of Deloitte & Touche LLP.
23.2*	Consent of Ernst & Young LLP.
23.3*	Consent of Ryder Scott Company, L.P. - Estimated Future Reserve and Income Attributable to Certain Leasehold and Royalty Interests.
23.4*	Consent of Ryder Scott Company, L.P. - Vital Energy Merger.
23.5*	Consent of Ryder Scott Company, L.P. - Diversified Non-Operated and Mineral Assets.
23.6*	Consent of Kirkland & Ellis LLP (included in Exhibit 5.1 to this Registration Statement).
24.1*	Power of Attorney (included in the signature page of this Registration Statement).
107*	Calculation of Filing Fee Tables.
_______________
* Filed herewith

SIGNATURES
Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, Texas on March 6, 2026.

CRESCENT ENERGY COMPANY

By:	/s/ Bo Shi
Name:	Bo Shi
Title:	General Counsel
KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Todd Falk and Bo Shi, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully and to all intents and purposes as they might or could not in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated on March 6, 2026.

Signatures	Title
/s/ David C. Rockecharlie	Chief Executive Officer and Director (Principal Executive Officer)
David C. Rockecharlie
/s/ Brandi Kendall	Chief Financial Officer and Director (Principal Financial Officer)
Brandi Kendall
/s/ Todd Falk	Chief Accounting Officer (Principal Accounting Officer)
Todd Falk
/s/ John C. Goff	Chairman of the Board and Director
John C. Goff
/s/ Claire S. Farley	Director
Claire S. Farley
/s/ Robert G. Gwin	Director
Robert G. Gwin
/s/ Ellis L. “Lon” McCain	Director
Ellis L. “Lon” McCain
/s/ Karen Simon	Director
Karen Simon
/s/ Conrad V. Langenhagen	Director
Conrad V. Langenhagen
/s/ Bevin Brown	Director
Bevin Brown
/s/ Marcus C. Rowland	Director
Marcus C. Rowland
/s/ William Albrecht	Director
William Albrecht
/s/ Jarvis V. Hollingsworth	Director
Jarvis V. Hollingsworth